Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE FOOT LOCKER

2007 STOCK INCENTIVE PLAN

This Restricted Stock Award Agreement (the "Agreement") made as of August 10, 2015 by and between Foot Locker, Inc., a New York corporation with its principal office located at 112 West 34th Street, New York, New York 10120 (the "Company") and Pawan Verma (the "Executive").

Effective August 10, 2015 (the "Date of Grant"), the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of the Company granted the Executive an award of 20,490 shares of Restricted Stock under the 2007 Stock Incentive Plan (the "Plan"), subject to the terms of the Plan and the restrictions set forth in this Agreement.

1.           Grant of Shares

The Company is transferring to the Executive 20,490 shares of validly issued Common Stock of the Company, par value $.01 per share (the “Restricted Stock”). Such shares are fully paid and nonassessable and upon transfer shall be validly issued and outstanding. The shares are subject to certain restrictions pursuant to Section 3 hereof, which restrictions shall expire as provided in Section 3.3 hereof.

2.           Restrictions on Transfer

The Executive shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Restricted Stock, except as set forth in this Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the shares in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue "stop transfer" instructions to its transfer agent.

3.           Restricted Stock

3.1           Deposit of Certificates. The Executive will deposit with and deliver to the Company the stock certificate or certificates representing the Restricted Stock, each duly endorsed in blank or accompanied by stock powers duly executed in blank. In the event the Executive receives a stock dividend on the Restricted Stock or the Restricted Stock is split or the Executive receives any other shares, securities, monies, or property representing a dividend on the Restricted Stock (other than regular cash dividends on and after the date of this Agreement) or representing a distribution or return of capital upon or in respect of the Restricted Stock or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Stock, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Executive in respect of the Restricted Stock (collectively the "RS Property"), the Executive will also immediately deposit with and deliver to the Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including that of this Section 3.1, as the Restricted Stock with regard to which they are issued and shall herein be encompassed within the term "Restricted Stock."

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3.2           Rights with Regard to the Restricted Stock. The Restricted Stock has been transferred from either the Company's treasury or newly issued stock and, therefore, upon delivery to the Executive will constitute issued and outstanding shares of Common Stock for all corporate purposes. From and after the date of transfer, the Executive will have the right to vote the Restricted Stock, to receive and retain all regular cash dividends payable to record holders of Common Stock on and after the transfer of the Restricted Stock (although such dividends shall be treated, to the extent required by law, as additional compensation for tax purposes if paid on Restricted Stock), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock, with the exceptions that (i) the Executive will not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until the restriction period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled, (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock and the other RS Property during the restriction period, (iii) no RS Property shall bear interest or be segregated in separate accounts during the restriction period and (iv) the Executive may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock during the restriction period.

3.3           Vesting. (a)          The Restricted Stock shall become vested and cease to be Restricted Stock (but still subject to the other terms of the Plan and this Agreement) as follows if the Executive has been continuously employed by the Company or its subsidiaries within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the "Control Group") until such dates:

Vesting Date	Number of Shares
August 10, 2016	6,830
August 10, 2017	6,830
August 10, 2018	6,830

(b)          Other than as may be provided for under this Agreement, there shall be no proportionate or partial vesting in the periods prior to the appropriate vesting date and all vesting shall occur only on the appropriate vesting date.

(c)          When any Restricted Stock becomes vested, the Company shall promptly issue and deliver to the Executive a new stock certificate registered in the name of the Executive for such shares without the legend set forth in Section 4 hereof and deliver to the Executive any related other RS Property.

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(d)          If the Company terminates Executive’s employment without Cause prior to August 10, 2017, the first two tranches of the Restricted Stock shall, to the extent not already vested, vest on the Executive’s termination date, and the balance of the Restricted Stock shall be cancelled and forfeited in its entirety as of the termination date in accordance with the terms and conditions of the Plan.

(e)          If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason upon, or within twenty-four (24) months following, a Change in Control as defined in Appendix A hereto, all shares of Restricted Stock shall become immediately vested and cease to be Restricted Stock.

(f)          In the event of the Executive's death, disability, or resignation without Good Reason, Executive shall forfeit to the Company, without compensation, all unvested shares of Restricted Stock; provided that (i) in the event of the death or disability of the Executive or (ii) in the event that the Executive ceases to be employed by the Company or any subsidiary or affiliate of the Company as a result of the closing, sale, spin-off or other divestiture of any operation of the Company, the Compensation Committee, in its sole discretion, may, but shall not be obligated to, fully vest and not forfeit all or any portion of the Executive's Restricted Stock.

(g)          If the Executive terminates his employment without Good Reason or the Company terminates Executive’s employment for Cause prior to August 10, 2017, (in each case, a “Non-Qualifying Termination”), Executive shall pay to the Company and the Company shall be entitled to recover, within ten (10) business days from the Executive’s termination date, a lump sum payment in cash equal to the aggregate value of the vested portion of the Restricted Stock at vesting (based on the per-share closing price of the Company’s Common Stock on the vesting date), net of any taxes that had been withheld by the Company upon the vesting of such Restricted Stock. Notwithstanding the foregoing, upon a Non-Qualifying Termination, in the event that any portion of the Restricted Stock has not vested, such portion of the Restricted Stock shall be cancelled and forfeited in its entirety in accordance with the terms and conditions of the Plan.

3.4           Adjustments. In the event of any stock dividend, split up, split-off, spin-off, distribution, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or liquidation or the like, the Restricted Stock shall, where appropriate in the sole discretion of the Compensation Committee, receive the same distributions as other shares of Common Stock or on some other basis as determined by the Compensation Committee. In any such event, the Compensation Committee may, in its sole discretion, determine to award additional Restricted Stock in lieu of the distribution or adjustment being made with respect to other shares of Common Stock. In any such event, the determination made by the Compensation Committee of the Board of Directors shall be conclusive. The Compensation Committee may, in its sole discretion, at any time fully vest and not forfeit all or any portion of the Executive's Restricted Stock.

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3.5           Withholding. The Executive agrees that, subject to subsection 3.7 below,

(a)          No later than the date on which any Restricted Stock shall have become vested, the Executive will pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested; and

(b)          The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Executive any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested.

3.6           Section 83(b). If the Executive properly elects (as required by Section 83(b) of the Internal Revenue Code of 1986, as amended) within thirty (30) days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Restricted Stock, the Executive shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to such Restricted Stock. If the Executive shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Executive any federal, state or local taxes of any kind required by law to be withheld with respect to such Restricted Stock. The Executive acknowledges that it is his sole responsibility, and not the Company's, to file timely the election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and any corresponding provisions of state tax laws if he elects to utilize such election.

3.7           Special Incentive Compensation. The Executive agrees that the award of the Restricted Stock hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

3.8           Delivery Delay. The delivery of any certificate representing Restricted Stock or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares shall constitute a violation by the Executive or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

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4.           Legend. All certificates representing shares of Restricted Stock shall have endorsed thereon a legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, substantially in the following form:

"The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Foot Locker (the "Company") 2007 Stock Incentive Plan, and an Agreement entered into between the registered owner and the Company dated as of August 10, 2015. Copies of such Plan and Agreement are on file at the principal office of the Company."

5.           Non-Competition.

5.1           Competition. By accepting this award of Restricted Stock, as provided below, the Executive agrees that during the "Non-Competition Period" he will not engage in "Competition" with the Company or any of its subsidiaries, divisions, or affiliates (the "Control Group"). As used herein, "Competition" means:

(a)          participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any capacity whatsoever (within the United States of America, or in any country where the Company or any of its subsidiaries or affiliates does business) in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel, and sporting goods conducted by the Company or any of its subsidiaries or affiliates (the “Athletic Business”) or (B) a business that in the prior fiscal year supplied product to the Company or any of its subsidiaries or affiliates for the Athletic Business having a value of $20 million or more at cost to the Company or any of its subsidiaries or affiliates; provided, however, that such participation shall not include (X) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly traded company; (Y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in competition with the Athletic Business or for a business which supplies product to the Control Group for the Athletic Business; or (Z) any activity engaged in with the prior written approval of the Chief Executive Officer of the Company; or

(b)          the intentional recruiting, soliciting or inducing of any employee or employees of the Company or any of its subsidiaries or affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its subsidiaries or affiliates where such employee or employees do in fact so terminate their employment.

5.2           "Non-Competition Period." As used herein, "Non-Competition" Period means: the period commencing August 10, 2015 and ending on August 10, 2018, or any part thereof, during which the Executive is employed by the Control Group and (ii) if the Executive's employment with the Control Group terminates for any reason during such period, the two-year period commencing on the date his employment with the Control Group terminates. Notwithstanding the foregoing, the Non-Competition Period shall not extend beyond the date the Executive's employment with the Control Group terminates if such termination of employment occurs following a "Change in Control" as defined in Attachment A hereto.

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5.3           Breach of Non-Competition Provision. The Executive agrees that the breach by him of the provisions included herein under Section 5 under the heading "Non-Competition" (the "Non-Competition Provision") would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive therefore agrees that in the event of a breach or a threatened breach of the Non-Competition Provision, the Company shall be entitled to (i) an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach, including by any and all persons acting for or with him, without having to prove damages and (ii) any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of the Non-Competition Provision, including, but not limited to, recovery of damages. In addition, in the event of the Executive's breach of the Non-Competition Provision, the shares of Restricted Stock covered by this Agreement that are then unvested shall be immediately forfeited. The Executive and the Company further agree that the Non-Competition Provision is reasonable and that the Company would not have granted the award of Restricted Stock provided for in this Agreement but for the inclusion of the Non-Competition Provision herein. If any provision of the Non-Competition Provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable. The validity, construction, and performance of the Non-Competition Provision shall be governed by the laws of the State of New York without regard to its conflicts of laws principles. For purposes of the Non-Competition Provision, the Executive and the Company consent to the jurisdiction of state and federal courts in New York County.

6.          Not an Employment Agreement. The issuance of the shares of Restricted Stock hereunder does not constitute an agreement by the Company to continue to employ the Executive during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Stock is outstanding.

7.          Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Executive for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Executive, may, in the name and stead of the Executive, make and execute all conveyances, assignments and transfers of the Restricted Stock, shares and property provided for herein, and the Executive hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Executive shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.

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8.          Miscellaneous.

8.1           This Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective heirs, legal representatives, successors and assigns.

8.2           This Agreement constitutes the entire agreement between the parties and cannot be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

8.3           This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

8.4           The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

8.5           This Agreement is subject, in all respects, to the provisions of the

Plan, and to the extent any provision of this Agreement contravenes or is inconsistent with any provision of the Plan, the provisions of the Plan shall govern.

8.6           The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

8.7           This Agreement shall be subject to any compensation recoupment policy that the Company may adopt.

8.8           All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at, in the case of the Company, the address set forth at the heading of this Agreement and, in the case of the Executive, his principal residence address as shown in the records of the Company, or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the General Counsel.

8.9           This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the internal laws of the State of New York.

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8.10           To indicate your acceptance of the terms of this Restricted Stock Award Agreement, you must sign and deliver or mail not later than 60 days from the date hereof, a copy of this Agreement to the General Counsel of the Company at the address provided in the heading of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FOOT LOCKER, INC.

By:	/s/ Paulette Alviti
Paulette Alviti
Senior Vice President and
Chief Human Resources Officer

/s/ Pawan Verma
Pawan Verma

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APPENDIX A

Change in Control

A Change in Control shall mean any of the following:

(A)         the merger or consolidation of Foot Locker with, or the sale or disposition of all or substantially all of the assets of Foot Locker to, any Person other than (a) a merger or consolidation which would result in the voting securities of Foot Locker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of Foot Locker or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of Foot Locker (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

(B)         the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of Foot Locker representing thirty-five percent (35%) or more of the total combined voting power of Foot Locker’s then issued and outstanding voting securities by any Person (other than Foot Locker or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of Foot Locker, or any company owned, directly or indirectly, by the shareholders of Foot Locker in substantially the same proportions as their ownership of Stock) acting in concert; or

(C)         during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by Foot Locker’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

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